   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 7, 1998
                                                REGISTRATION NO. 33-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON D.C. 20549

                                  -------------------

                                       FORM S-8
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933

                                  -------------------

                             YOU BET INTERNATIONAL, INC.
-------------------------------------------------------------------------------
                (Exact Name of Registrant as Specified in its Charter)

                DELAWARE                                95-4627253
      -------------------------------         ------------------------------
      (State or other jurisdiction                   (I.R.S. Employer
     of incorporation or organization)            Identification Number)


                         1950 SAWTELLE BOULEVARD, SUITE 180
                             LOS ANGELES, CALIFORNIA 90025
             ------------------------------------------------------------
             (Address of Principal Executive Offices, including Zip Code)


                                  WILKINS AGREEMENT
                             KINGSTON CONSULTING AGREEMENT
                            WEINGARTEN CONSULTING AGREEMENT
                            -------------------------------
                            (Full title of the agreements)

                                   (310) 444-3300
                            --------------------------------
            (Telephone number, including area code, of agent for service)

                                      COPIES TO:
                               DAVID L. FICKSMAN, ESQ.
                                   LOEB & LOEB LLP
                         1000 WILSHIRE BOULEVARD, SUITE 1800
                            LOS ANGELES, CALIFORNIA  90017
                                    (213) 688-3698

                           CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                                 PROPOSED MAXIMUM             PROPOSED MAXIMUM              AMOUNT OF
 TITLE OF SECURITIES         AMOUNT TO BE         OFFERING PRICE              AGGREGATE OFFERING           REGISTRATION
   TO BE REGISTERED          REGISTERED(1)          PER SHARE(2)                   PRICE                       FEE
---------------------------------------------------------------------------------------------------------------------------
        COMMON STOCK               319,000               $2.85                    $909,150.00                    $268.20
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1)  DETERMINED PURSUANT TO RULE 457(h).
(2) ESTIMATED SOLELY FOR THE PURPOSE OF CALCULATING THE REGISTRATION FEE PURSUANT TO RULES 457(h), BASED ON THE WEIGHTED AVERAGE EXERCISE PRICE OF $2.85 PER SHARE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                      PART II
                  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

          The following documents of You Bet International, Inc. (the "Company") previously filed with the Securities and Exchange Commission (the "Commission") by the Company are incorporated into this Registration Statement by reference:

          (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997; and

          (b)  The Company's Current Report on Form 8-K dated March 4, 1998.

          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all shares offered hereunder have been sold or deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.

ITEM 4.   DESCRIPTION OF SECURITIES.

          The Company is authorized by its Certificate of Incorporation to issue 50,000,000 shares of Common Stock, $.001 par value per share and 1,000,000 shares of Preferred Stock, par value $.001 per share, which Preferred Stock may be issued with such rights, designations and priviledges as the Board of Directors may, from time to time determine.

          Each holder of Common Stock is entitled to one vote per share owned by such holder on all matters submitted to a vote of the stockholders. The Common Stock is not entitled to preemptive rights and is not subject to redemption. Subject to the dividend rights of holders of any then outstanding Preferred Stock, holders of Common Stock are entitled to receive dividends at such times and in such amounts as the Board of Directors, from time to time, may determine. Subject to the liquidation preference of any then outstanding preferred stock, holders of Common Stock are entitled to receive, on a pro rata basis, all remaining assets of the Company available for distribution to holders of Common Stock in the event of liquidation, dissolution or winding up of the Company.

          All outstanding shares of the Common Stock are, and the shares of the Common Stock issued pursuant to the exercise of the options and warrants covered by this Registration Statement will be, validly issued, fully paid and non-assessable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL.

          No such interests.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Section 145 of the Delaware General Corporation Law of Delaware (the "GCL") authorizes indemnification when a person is made a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of another enterprise, at the request of the corporation, and if such person acted in good faith and in a manner reasonably believes by him or her to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, such person must have had no reasonable cause to believe that his or her conduct was unlawful. If it is determined that the conduct of such person meets these standards, such person may be indemnified for expenses incurred and amounts paid in such proceeding if actually and reasonably incurred in connection therewith.

          If such a proceeding is brought by or on behalf of the corporation (i.e., a derivative suit), such person may be indemnified against expenses actually and reasonably incurred if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the corporation. There can be no indemnification with respect to any matter as to which such person is adjudged to be liable to the Company for negligence or misconduct in the performance of his or her duty; however, a court may, even in such case, allow such indemnification to such person for such expenses as the court deems proper.

          Where such person is successful in any such proceeding, such person is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases, indemnification is made by the corporation upon determination by it that indemnification of such person is proper because such person has met the applicable standard of conduct.

          The Certificate of Incorporation and the Bylaws of the Company provide for indemnification of directors and officers to the fullest extent permitted by the GCL.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

          Not Applicable.


ITEM 8.   EXHIBITS.

          The following is a complete list of exhibits filed as a part of this Registration Statement, which Exhibits are incorporated herein.


          4.1  Agreement between the Company and Katherine Wilkins

          4.2 Consulting Agreement, including Amendment and Extension thereof, between the Company and Roberto A. Kingston

          4.3  Consulting Agreement between the Company and Robert N. Weingarten

          5.1  Opinion of Loeb & Loeb LLP (including consent)

          23.1 Consent of BDO Seidman, LLP

          23.2 Consent of Weinbaum & Yalamanchi

ITEM 9.   UNDERTAKINGS.

          The undersigned Registrant hereby undertakes:

          (a) For purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California, on May 6, 1998.

                              YOU BET INTERNATIONAL, INC.
                              ---------------------------
                                   (Registrant)



                              By:  /s/ David M. Marshall
                                  ------------------------------
                                  Name:  David M. Marshall
                                  Title: President, Chairman and
                                         Chief Executive Officer


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           Signature                    Title                   Date
           ---------                    -----                   ----
  /s/ David M. Marshall         President, Chairman,         May 6, 1998
  ---------------------         Chief Executive
  David M. Marshall             Officer
                                and Director


  /s/ Robert N. Weingarten      Chief Financial              May 6, 1998
  ------------------------      Officer
  Robert N. Weingarten


  /s/ Russell M. Fine           Executive Vice               May 6, 1998
  ------------------------      President and Chief
  Russell M. Fine               Technology Officer,
                                Secretary and Director

  /s/ Jess Rifkind              Director                     May 6, 1998
  ------------------------
  Jess Rifkind

                                  EXHIBIT INDEX

Exhibit No.     Description
-----------     -----------
    4.1         Agreement between the Company and Katherine Wilkins

    4.2         Consulting Agreement, including Amendment and
                Extension thereof, between the Company and Roberto
                A. Kingston

    4.3         Consulting Agreement between the Company and Robert
                N. Weingarten

    5.1         Opinion of Loeb & Loeb LLP (with consent)

   23.1         Consent of BDO Seidman, LLP

   23.2         Consent of Weinbaum & Yalamanchi